DocuSign Envelope ID: 2615BF0A-B479-87A5-8132-E6E4C838A103

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:11 PM 07/28/2026
FILED 12:11 PM 07/28/2026
SR 20263865748 - File Number 7682314

# STATE OF DELAWARE
# CERTIFICATE OF AMENDMENT
# OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is The Oncology Institute, Inc.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Article 1 so that, as amended, said Article shall be and read as follows:

The name of the corporation is Starling Oncology, Inc. (the "Corporation").

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: DocuSigned by: Daniel Virnich 38A24A8509CE461...
Authorized Officer

Name: Daniel Virnich, Chief Executive Officer
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